Exhibit 5.1

Letterhead of Philippi, Yrarrázaval, Pulido & Brunner Abogados Ltda.

Santiago, Chile May 25, 2012

Cencosud S.A.

Av. Kennedy 9001, Piso 6

Las Condes, Santiago, Chile

Ladies and Gentlemen:

We have acted as special Chilean counsel to Cencosud S.A. (the “Company”), an open stock corporation (sociedad anónima abierta) organized under the laws of Chile, in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “SEC”), under the Securities Act of 1933, as amended, of a Registration Statement on Form F-1 (File No. 333-                  ) (as amended to the date hereof, the “Registration Statement”) and the offering by the Company of 132,000,000 common shares (the “Common Shares”) without par value, and Common Shares in the form of American Depositary Shares.

In so acting, we have examined and relied upon originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, as we have deemed necessary or appropriate for the purposes of the opinion expressed below. In all such examinations, we have assumed, without any independent investigation or inquiry of any kind,

(a)	the legal capacity of all natural persons executing documents,

(b)	the genuineness of all signatures on original or certified copies,

(c)	the authenticity and completeness of all original or certified copies and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies.

We have relied as to factual matters upon, and have assumed the accuracy of, representations, statements and certificates of or from public officials and of or from officers and representatives of the Company.

We are qualified to practice law in the Republic of Chile and do not purport to be expert on, or to express any opinion herein concerning, any law other than the laws of Chile as in effect on the date hereof.

Based upon the foregoing, and subject to each and all of the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1. The Company has an authorized and outstanding capitalization as set forth in the Registration Statement;

2. The Common Shares have been duly and validly authorized and, after commencement of the preemptive rights offering in Chile, as contemplated by the Registration Statement under the heading “Preemptive Rights Offering” and the payment for the Common Shares as contemplated in the Registration Statement, will be validly issued and subscribed, fully paid and non-assessable; and

3. The discussion in the Registration Statement under the caption “Taxation—Chilean Tax Considerations”, insofar as it describes certain matters of Chilean tax laws and regulations or legal conclusions with respect thereto, constitutes our opinion.

We hereby consent to the filing with the U.S. Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement, and to the references made to our firm under the captions “Taxation—Chilean Tax Considerations “ and “Legal matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Act, or the rules and regulations of the U.S. Securities and Exchange Commission issued thereunder.

Sincerely,

/s/ Philippi, Yrarrázaval, Pulido & Brunner Abogados Ltda.